UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 16, 2004

CNL HOTELS & RESORTS, INC.

(Exact name of registrant as specified in its charter)

Maryland	0-24097	59-3396369
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 South Orange Avenue, Orlando, Florida 32801
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (407) 650-1000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Section 8—Other Events

Item 8.01 Other Events.

On August 16, 2004, a shareholder filed a complaint in the United States District Court for the Middle District of Florida against, among others, CNL Hotels & Resorts, Inc., formerly known as CNL Hospitality Properties, Inc. (the “Company”), the Company’s advisor, CNL Hospitality Corp. (the “Advisor”), certain affiliates of the Company and the Advisor, and certain directors and officers of the Company.  The action asserts claims on behalf of two separate classes, those persons who purchased shares of the Company during the class period pursuant to certain registration statements and those persons who received and were entitled to vote on the proxy statement dated May 7, 2004, as amended.

The complaint alleges violations of Sections 11, 12(2) and 15 of the Securities Act and Section 14(A), including Rule 14a-9 thereunder, and Section 20(A) of the Exchange Act, based upon, among other things, allegations that (i) the defendants used improper accounting practices to materially inflate the Company’s earnings to support the payment of dividends and bolster the Company’s share price; (ii) conflicts of interest and self-dealing by the defendants resulted in excessive advisor fees, overpayment for certain properties and the proposed merger of the Company and the Advisor; (iii) the proxy statement and certain registration statements and prospectuses contained materially false and misleading statements; and (iv) the individual defendants and the Advisor breached their fiduciary duties to the members of the class.

The complaint seeks, among other things, certification of the class action, unspecified monetary damages, rescissory damages, to nullify the various shareholder approvals obtained at the 2004 annual meeting, payment of reasonable attorneys’ fees and experts’ fees, and an injunction enjoining the proposed underwritten offering and listing until the court approves certain actions, including the nomination and election of new independent directors and retention of a new financial advisor.

The Company believes the allegations contained in the complaint are without merit and intends to vigorously defend them.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNL HOTELS & RESORTS, INC.

Date: August 27, 2004	By:	/s/ Mark E. Patten
Name: Mark E. Patten
Title: Senior Vice President and Chief Accounting Officer